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                                                                       EXHIBIT 5
                    [LETTERHEAD OF LONG, ALDRIDGE & NORMAN]





                                  May 22, 1996



Board of Directors
NOVA Corporation
Five Concourse Parkway
Suite 700
Atlanta, Georgia 30328

     Re:  NOVA Corporation (Commission File No. 1-14342):
          Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to NOVA Corporation, a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, a total of 5,306,428 shares of Company Common Stock, par value $.01 per share (the "Shares"). The Shares represent (i) 1,250,620 shares of Common Stock which are issuable upon the exercise of options which have been granted pursuant to the NOVA Corporation 1991 Employees' Stock Option and Stock Appreciation Rights Plan (the "1991 Plan"); (ii) 763,732 shares of Common Stock which are issuable upon the exercise of options and stock appreciation rights which may be granted in the future pursuant to the 1991 Plan (that number of shares referred to in (i) and (ii) above hereinafter are referred to as the "1991 Plan Shares"); (iii) 1,292,076 shares of Common Stock which have been issued pursuant to the exercise of options granted under the 1991 Plan and which are offered for the account of certain selling shareholders (the "Resale Shares") pursuant to the reoffer prospectus filed as an exhibit to the Registration Statement (the "Reoffer Prospectus"); (iv) 488,200 shares of Common Stock are issuable upon the exercise of options which have been granted pursuant to the NOVA Corporation 1996 Employees Stock Incentive Plan (the "1996 Plan"); and (v) 1,511,800 shares of Common Stock which are issuable upon the exercise of options which may be granted in the future pursuant to the 1996 Plan (that number of shares referred to in (iv) and (v) above hereinafter referred to as the "1996 Plan Shares").
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     The opinions hereinafter set forth are given to the Commission at the request of the Company pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinions rendered by this firm consist of the matters set forth in numbered paragraphs (1) through (3) below (our "Opinions"), and no opinion is implied or to be inferred beyond such matters. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

     Our Opinions are furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

     In rendering our Opinions, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions, including, without limitation, the 1991 Plan and the 1996 Plan. In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     As to various factual matters that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of officers of the Company and a certificate of a public official. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     The members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws of any other state. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

     Based upon and subject to the foregoing, we are of the following opinions:

     (1) the 1991 Plan Shares, when issued in accordance with the terms of the Plan against payment in full of the purchase price therefor set forth in the Plan, if any, will be validly issued, fully paid and nonassessable.

     (2) the Resale Shares to be offered and sold pursuant to the Reoffer Prospectus are validly issued, fully paid and nonassessable.

     (3) The 1996 Plan Shares, when issued in accordance with the terms of the Plan against payment in full of the purchase price therefor set forth in the Plan, will be validly issued, fully paid and nonassessable.
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     We hereby consent to the filing of this letter as an exhibit to the
Registration Statement and to the reference to our name under the caption "Legal Matters" in the Reoffer Prospectus.


                                    Very truly yours,



                                    LONG, ALDRIDGE & NORMAN, LLP